Exhibit 99.1

February 6, 2004

FOR IMMEDIATE RELEASE


Ellsworth - Union Bankshares Company is pleased to report earnings as of December 31, 2003, were $4,278,000. This equates to earnings per share of $7.46. During the year, total loans and investments grew by over $84.2 million or 24.7%.

Non-interest income continued to show an increase, growing $293,000 or 5% over 2002. "This increase was primarily due to continued strong mortgage financing activity, some securities gains and strong performance by our Financial Services Group." stated Peter Blyberg, President and CEO of Union Trust Company.

"We look forward to 2004", stated Blyberg. "As we have in the past, management will proactively manage the balance sheet focusing on strong and healthy asset growth as well as strengthen our fee based sources of revenue. We will continue to concentrate on the areas where there are the greatest growth opportunities going forward."

Union Bankshares Company is the holding company for Union Trust Company. Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From fifteen offices, Union Trust provides banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, and innovative products for its customers. Employing over 180 people, Union Trust has a documented record of consistent earnings growth. As of December 31, 2003, Union Trust had assets in excess of $464 million. Union Trust can be found on the Internet at www.uniontrust.com


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